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                                                                                                 Exhibit 12.1
                                                                                                   8/27/101
                                         ALABAMA POWER COMPANY
                        Computation of ratio of earnings to fixed charges for the
                                the five years ended December 31, 2000
                                and the twelve months ended June 30, 2001

                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                             Year ended December 31,                    June 30,
                                                    ----------------------------------------------------------------------------
                                                         1996          1997        1998       1999          2000          2001
                                                         ----          ----        ----       ----          ----          ----
                                                    -----------------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes          $  835,509     $  855,526   $ 923,064  $ 931,725      $ 978,555   $  941,840
      AFUDC - Debt funds                                6,517          4,855       4,664     11,010         20,197       22,018
                                                   ----------     ----------   ---------  ---------      ---------   -----------
         Earnings as defined                       $  842,026     $  860,381   $ 927,728  $ 942,735      $ 998,752   $  963,858
                                                   ==========     ==========   =========  =========      =========   ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $ 171,689      $  169,536   $ 194,559  $ 193,968      $ 222,530   $  226,016
   Interest on interim  obligations                   20,617          22,787      11,012      9,865         10,759       14,459
   Amort of debt disc, premium  and expense, net       9,520           9,657      42,506     11,171         11,668       11,490
   Other interest  charges                            34,227          57,799      67,129     67,987         54,994       46,541
                                                   ---------      ----------   ---------  ---------      ---------   ----------
         Fixed charges as defined                  $ 236,053      $  259,779   $ 315,206  $ 282,991      $ 299,951   $  298,506
                                                   =========      ==========   =========  =========      =========   ==========



RATIO OF EARNINGS TO FIXED CHARGES                      3.57            3.31        2.94       3.33          3.33          3.23
                                                       =====            ====       =====      =====         =====          ====


Note: The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern
      Electric Generating Company.
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